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                                                                    EX - 99.3

                 CORPORATE GOVERNANCE AND SHAREHOLDER AGREEMENT


             THIS AGREEMENT (the "Agreement") is made as of November 30, 1998 among COMPUDYNE CORPORATION, a Nevada corporation (the "Company"), WILLIAM BLAIR MEZZANINE CAPITAL FUND II, L.P., an Illinois limited partnership ("Blair") and MARTIN A. ROENIGK (the "Shareholder"). Capitalized terms used without definition shall have the meanings specified in section 3.

                                    RECITALS

             A. Concurrently herewith, the Company is issuing to Blair a senior subordinated note (the "Senior Subordinated Note"), common stock and a warrant (such common stock, warrant and any common stock issued upon exercise of the warrant, are referred to as the "Equity Instruments") pursuant to a Subordinated Loan and Investment Agreement between Blair and the Company dated the date hereof (the "Subordinated Loan Agreement").

             B. The execution and delivery of this Agreement is a condition to Blair's purchase of the Senior Subordinated Note and the Equity Instruments pursuant to the Subordinated Loan Agreement.

             C. The Shareholder owns in the aggregate 1,695,345 of the issued and outstanding Common Stock of the Company (the "Common Stock") and options to acquire an additional 200,000 shares of Common Stock.

                                   AGREEMENTS

             In consideration of the recitals and the mutual covenants contained in this Agreement, the parties agree:

             1.   Board of Directors.

                  (a) Subject to the provisions of section 1(c), the Shareholder shall vote all of the shares of Common Stock now or hereafter acquired by him and any other voting securities of the Company over which the Shareholder has voting control and the Shareholder shall take all other necessary or desirable actions within his control, and the Company shall take all necessary and desirable actions within its control, in order:





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                       (i)    to cause the authorized number of directors on the
Company's Board of Directors (the "Board") to be maintained at seven directors;

                       (ii) to cause the election to the Board of one representative designated by Blair at the Company's next meeting of directors and no later than March 31, , 1999 (the "Blair Director");

                       (iii) to cause the Blair Director to be elected to the audit committee of the Board as promptly as possible following the election of the Blair Director;

                       (iv) to cause the Blair Director to be elected to the compensation and stock option committee of the Board as promptly as possible following the election of the Blair Director;

                       (v) to cause the removal from the Board of the Blair Director only upon the written request of Blair; and

                       (vi) if the Blair Director ceases for any reason to serve as a member of the Board during his or her term of office, to cause the resulting vacancy on the Board to be filled by a representative designated by Blair.

                  (b) In addition to the Blair Director, Blair shall be entitled to have another representative of Blair (the "Blair Observer") present as a non-voting observer at all meetings of the Board and any committees thereof. The Company shall pay all reasonable expenses incurred by the Blair Director and the Blair Observer in connection with attending meetings of the Board, and any committee thereof and, with respect to the Blair Director, in connection with performing the functions and duties of a director.

                  (c) The rights of Blair under this Agreement shall terminate automatically as of the date on which none of the following is true: (i) any of the Senior Subordinated Note or the indebtedness evidenced thereby remains outstanding and held by Blair; or (ii) Blair (or any "Successor" to Blair, as that term is defined below) is the holder of 10% or more of the Common Stock Deemed Outstanding. "Successor" shall mean any entity which purchases or otherwise acquires Blair's entire then-outstanding interest in the Company from Blair. The date on which Blair's rights under this section 1 terminate as provided in this section 1(c) is referred to herein as the "Lapse Date."

             2.   Restrictions on Transfer of Shares.






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                  (a)  Transfer of Shares of Common Stock.  Notwithstanding the
provisions of this section 2, the Shareholder may sell up to 500,000 shares of Common Stock in the aggregate prior to December 31, 2003 and thereafter he may sell up to 100,000 shares of Common Stock in each subsequent fiscal year while this Agreement is in effect. All such sales shall be through ordinary broker transactions. The Shareholder may also pledge shares of Common Stock but any such pledged shares shall be treated as shares sold by the Shareholder for purposes of the sales limit set forth in this section 2. Except as provided in this section 2(a), the Shareholder shall not sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") any interest in any shares of Common Stock except pursuant to the provisions of this section 2.

                  (b) Permitted Transfers. Provided that the same does not cause a default to occur under the Subordinated Loan Agreement, a Permitted Transfer may be consummated without compliance with the requirements of section 2(c) through (f); provided, however, that the restrictions contained in this section 2 shall continue to be applicable to all such shares after any such Transfer and the transferee of such shares shall agree in writing to be bound by the provisions of this Agreement with respect to the shares so Transferred. The following are "Permitted Transfers":

                       (i) a Transfer of Common Stock to Permitted Beneficiaries resulting from the death of the holder thereof and occurring by operation of law or by bequest; and

                       (ii) in the case of Common Stock held by a trust or custodianship, [a] a Transfer pursuant to the terms of the governing instrument as in effect when the Transferred shares were acquired by that trust or custodianship, or [b] a Transfer to another trust or custodianship which was established by the same settlor or by a Permitted Beneficiary of that settlor or one or more of the Permitted Beneficiaries of that settlor; and

                       (iii) a Transfer of Common Stock by a holder who is a natural Person and who is an original party to this Agreement, and not a transferee of any such party, to: [a] a Permitted Beneficiary of such holder or to a trust or custodianship which has as its Primary Beneficiaries one or more Permitted Beneficiaries of such holder; or [b] a trust having one or more organizations described in section 170(c)(2) of the Internal Revenue Code (or any successor provision thereto) as an income beneficiary for a fixed period of years and having as its other Primary Beneficiaries one or more Permitted Beneficiaries of such holder.






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                  (c)  Transfer Notice.  If the Shareholder shall propose to
Transfer shares of Common Stock (other than a Permitted Transfer), the Shareholder shall deliver a written notice (the "Transfer Notice") to the Company and Blair. The Transfer Notice shall specify in reasonable detail the identity of the prospective transferee and the terms and conditions of the Transfer, including the number of shares proposed to be Transferred and the full consideration to be paid for such shares. The delivery of a Transfer Notice shall constitute an irrevocable offer to sell, all but not less than all, of the shares specified in the Transfer Notice on the terms and conditions set forth therein in accordance with the procedures set forth in this Agreement. If Blair proposes to transfer shares of Common Stock, Blair shall deliver a written notice thereof to the Company at least ten days prior to completing such transfer.

                  (d) Purchase by the Company. Within ten (10) days after delivery of a Transfer Notice, the Company may deliver a Notice (an "Exercise Notice") to the Shareholder, which Exercise Notice shall constitute an irrevocable acceptance to purchase all the shares subject to the Transfer Notice for the consideration set forth in the Transfer Notice. If the Company delivers a Exercise Notice, then the sale shall be held on the sixtieth (60th) day after delivery of the Transfer Notice, at a mutually agreeable time and place. The Company may elect to assign a portion of its purchase right under this section 2(d) to Blair provided that collectively such parties purchase all of the shares subject to the Transfer Notice.

                  (e) Purchase by Blair. If the Company does not give an Exercise Notice to the Shareholder pursuant to section 2(d), then Blair shall be entitled, during the period commencing on the eleventh (11th) day after delivery of the Transfer Notice and ending on the twentieth (20th) day after delivery of the Transfer Notice, to give an Exercise Notice to the Shareholder. The Shareholder shall sell the shares which are the subject of an Exercise Notice given pursuant to this section 2(e) at a Closing to be held at the principal office of the Company on a date which is sixty (60) days after delivery of the Transfer Notice. At the Closing, the party who delivered the Exercise Notice shall deliver to the Shareholder the consideration specified in the Transfer Notice, and the Shareholder shall deliver to such party certificates representing the relevant shares purchased by such party, duly endorsed in blank.

                  (f) Sale to Third Party. In the event that an Exercise Notice is not given to the Shareholder, then the Shareholder may sell the number of shares specified in the Transfer Notice to the prospective transferee identified in the Transfer Notice, on the terms and conditions specified in the Transfer Notice,






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provided that such sale is consummated within one hundred twenty (120) days after delivery of the Transfer Notice and subject to the participation rights described in section 2(g).

                  (g) Participation Rights. If the Shareholder desires at any time to make a bona fide transfer (other than a transfer to a Permitted Transferee) of all or any part of his Common Stock to any third-party purchaser in a single transaction or a series of transactions and such Common Stock is not purchased pursuant to section 2(d) or 2(e), Blair shall have the right to sell a proportionate number of shares of its Common Stock (or a portion of its Warrants exercisable for that number of shares of Common Stock) to the third-party purchaser at the same price and on the same terms and conditions as those contained in the third-party offer. A "proportionate number of shares" means that the percentage of shares Blair may sell out of the total number of shares of Common Stock Deemed Outstanding owned by Blair shall equal the percentage of shares to be sold by the Shareholder out of the total number of shares of Common Stock Deemed Outstanding owned by the Shareholder. Blair may exercise its option under this section 2(g) by written notice to the Shareholder given within 15 days after the expiration of the period described in section 2(e). No Shareholder shall accept any third-party offer which does not contain a provision requiring the third party to comply with the terms of this paragraph.

             3. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

                  "Affiliate" shall have the meaning set forth in the Subordinated Loan Agreement.

                  "Common Stock" means the shares of common stock, par value $.75 per share, of the Company.

                  "Common Stock Deemed Outstanding" shall mean, at any date as to which the number of shares is to be determined, (a) all of the shares of the Common Stock issued at such date, excluding shares then owned or held by or for the account of the Company, and (b) all shares of Common Stock issuable upon the exercise, exchange or conversion of any unexpired and then exercisable right or option to subscribe for, purchase or receive Common Stock or any stock or other securities convertible into or exchangeable for Common Stock.

                  "Holder" shall mean each holder of the Equity Instruments.






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                  "Permitted Beneficiary" shall mean, as to any Person who is an original party to this Agreement (and not a transferee of such party): (a) that Person; (b) that Person's spouse; (c) that Person's issue; (d) a spouse of that Person's issue; (e) that Person's siblings; (f) the issue of that Person's siblings; and (g) any Person of which that Person is the issue.

                  "Person" shall mean and include an individual, partnership, corporation, trust, incorporated organization and a government or any department or agency thereof.

                  "Primary Beneficiaries" shall mean beneficiaries of a trust or a custodianship who have, in the aggregate, a beneficial interest in at least 80% of the income and principal of the trust or custodianship.

             4.   Covenants of the Company.

                  (a) Prior to the Lapse Date, unless consented to in writing by Blair, the Company shall not permit to be made any amendment, modification, supplement or repeal of any provision of its articles of incorporation or bylaws which would adversely affect the rights of the Holders.

                  (b) Except as permitted under the Subordinated Loan Agreement, the Company shall not, prior to the earlier of December 31, 2003 or the Lapse Date, except with the approval of a majority of the members of the Board, (i) enter into a sale of the Company to any party or parties pursuant to which such party or parties acquire [a] a majority of the then outstanding shares of capital stock of the Company (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or [b] substantially all of the assets of the Company and its subsidiaries, determined on a consolidated basis; (ii) issue any capital stock or any right to acquire capital stock in any form; or (iii) make any distribution (whether by way of dividend or repurchase) with respect to the Common Stock.

                  (c) Except as permitted under the Subordinated Loan Agreement, the Company shall not, except with the approval of a majority of the members of the Board: (i) undertake any material acquisition or divestiture of assets,(ii) modify or alter in any material respects the terms of any existing agreement regarding the responsibilities of, or compensation or other payments to, any Shareholder or Affiliate thereof or enter into any new such agreement or agreements, (iii) hire or terminate the employment of any officer of the Company; (iv) adopt any operating or capital expenditure budget; (v) significantly alter the Company's business, including but not limited to material changes in product line,






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customer base or distribution channels; (vi) redeem or repurchase any shares of the Company's stock, of any class,; (vii) enter into any transaction, agreement, or arrangement (or alter or amend in any respect the terms of any existing agreement or arrangement) for the incurrence of indebtedness for borrowed money; or (viii) mortgage, pledge, hypothecate or grant a security interest in or lien against any assets and properties of the Company (or enter into any agreement, commitment or arrangement to do so), except for purchase money security interests securing indebtedness representing (and not in excess of) the purchase price of assets purchased in the ordinary course of business.

                  (d)  The Company shall amend its by-laws to specify that:

                       (i) the Company shall not, without the unanimous vote of the members of the Board institute or cause to be instituted proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file (or cause to be filed) a petition seeking, or consent to (or cause to be consented to) the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, or a substantial part of its property, or make (or cause to be made) any assignment for the benefit of the creditors of the Company, or admit (or cause to be admitted) in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action;

                       (ii) the Company shall not, without the prior written consent of a majority of the members of the Board, amend, alter, change or repeal the above provision of its By-Laws.

                  (e) As long as Blair is entitled to designate the Blair Director, the Company (i) shall not remove, delete or amend Article VII of the Company's By-Laws in any manner which would provide less indemnification protection to directors of the Company; and (ii) shall maintain a standard Directors' errors and omissions policy of insurance, covering all directors.

                  (f) Except as permitted by the Subordinated Loan Agreement, prior to the Lapse Date, without the prior written consent of Blair, the Company shall not issue any equity securities (or any right or option to purchase any equity securities) unless Blair has been provided with a reasonable opportunity to exercise Blair's preemptive right to purchase, on the same terms and conditions as the other purchasers in such offering, such portion of the securities to be issued as would allow Blair to maintain its percentage ownership of the Company's equity.






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             5.   Legend.  Each certificate evidencing a share of Common Stock owned by the Shareholder, so long as such shares are restricted by this Agreement, shall bear a legend in substantially the following form:

             "The securities represented by this certificate are subject to a Corporate Governance and Shareholder Agreement dated as of November 30, 1998 among the issuer of such securities (the "Company") and certain other parties. A copy of such Agreement will be furnished without charge by the Company to the holder hereof upon written request."

With respect to the shares permitted to be sold pursuant to section 2(a), such legend shall be removed immediately prior to the sale of such shares by the Shareholder.

             6. Disguised Purchase Price Components. The Shareholder hereby agrees to pay to Blair the Blair Percentage of any Disguised Purchase Price Components received by the Shareholder. "Disguised Purchase Price Components" shall mean any amounts payable pursuant to an employment agreement, consulting agreement, noncompete agreement or similar agreement entered into by or on behalf of the Shareholder in connection with a transaction of the nature described in section 4(b)(i) of this Agreement, however such transaction is structured. The "Blair Percentage" shall be the percentage equal to the number of shares of Common Stock which would be held by Blair, giving effect to the exercise of all options or warrants then held by Blair, divided by the number of shares of Common Stock Deemed Outstanding as of the event of the transaction constituting a sale of the Company or change of control, as applicable.

             7. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company, Blair or the Shareholder unless such modification, amendment or waiver is approved in writing by the Company, Blair and the Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

             8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be






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ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

             9. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings, agreements or representations by or among the parties, or any of them, written or oral, relating to the subject matter hereof.

             10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except for a Successor (as defined in section 1(c)) to Blair, Blair's assigns will not be entitled to exercise the rights granted Blair in sections 1 and 4 of this Agreement.

             11. Remedies. Each Holder and each party hereto shall be entitled to enforce its rights hereunder specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other available rights. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any such party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief, without posting a bond or other security, in order to enforce or prevent any violation of the provisions of this Agreement.

             12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or mailed first class mail, postage prepaid, or sent by prepaid overnight courier service, to the parties hereto at the address listed on the signature page hereto or in the Company's stock records and to any other Holder at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notice shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and on the next day after deposit with an overnight courier service.

             13. Governing Law; Captions; Counterparts. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.






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             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  WILLIAM BLAIR MEZZANINE CAPITAL FUND
                                  II, L.P.

                                  BY   WILLIAM BLAIR MEZZANINE CAPITAL
                                       PARTNERS II, L.L.C., its General
                                       Partner

                                       BY_________________________
                                          David M. Jones, Director



                                  Address:  222 West Adams Street
                                            Chicago, IL 60606



                                  COMPUDYNE CORPORATION

                                  BY______________________________
                                    Its___________________________


                                  Address:  120 Union Street
                                            Willimantic Ct 06226


                                  _________________________________
                                         Martin A. Roenigk


                                  Address:  120 Union Street
                                            Willimantic, CT 06226






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                               SPOUSAL AGREEMENT


             I acknowledge that I have read the foregoing Corporate Governance and Shareholder Agreement and that I know its contents. I am aware that by its provisions my spouse, _________________________, agrees to subject our shares of Common Stock of CompuDyne Corporation, including our community or marital property interest therein, if any, to a restriction on transfer should my spouse decide to transfer such shares in certain events. I hereby approve of and agree to the provisions of the above Agreement, and agree that I will subject any shares of Common Stock which I may acquire through my community or marital property interest or otherwise to the provisions of such Agreement.

November __, 1998                            ______________________________
                                                         Signature

                                             ______________________________
                                                         (Print Name)